--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 8-K/A

                            ------------------------

                                 CURRENT REPORT
                                 AMENDMENT NO.1
                            DATED AS OF MAY 12, 2000
                        PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 29, 2000

                         DATA BROADCASTING CORPORATION
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

           DELAWARE                         0-20311                       13-3668779
 (STATE OR OTHER JURISDICTION          (COMMISSION FILE                  (IRS EMPLOYER
       OF INCORPORATION)                    NUMBER)                   IDENTIFICATION NO.)

   22 CROSBY DRIVE, BEDFORD, MASSACHUSETTS                         01730
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                      (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (781) 687-8800

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

ITEM 1. Changes in Control of Registrant.

     On February 29, 2000, Data Broadcasting Corporation (the "Registrant"), a Delaware corporation, completed a merger between its wholly-owned subsidiary Detective Merger-Sub, Inc. ("Merger Sub"), a Delaware corporation and Interactive Data Corporation ("Interactive Data"), a Delaware corporation and a wholly-owned subsidiary of Pearson Longman, Inc. ("Pearson"), a Delaware corporation. As a result of the merger, Pearson has voting control of the Registrant.

     The merger was completed on the terms and conditions set forth in the Agreement and Plan of Merger, (the "Merger Agreement") dated as of November 14, 1999, among the Registrant, Merger Sub, Interactive Data and Pearson, which was amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 10, 2000, among the Registrant, Merger Sub, Interactive Data and Pearson (the "Amendment").

     On February 29, 2000, Merger Sub was merged with and into Interactive Data (the "Merger") with Interactive Data as the surviving corporation and a wholly owned subsidiary of the Registrant following the Merger. Upon the Merger, the issued and outstanding capital stock of Interactive Data was converted into 56,423,949 newly issued shares of the Registrant's common stock which resulted in the ownership by Pearson of approximately 60% of the Registrant. Prior to this transaction no individual entity possessed a controlling interest in the Registrant. The Merger will be accounted for as a reverse acquisition in accordance with accounting principles generally accepted in the United States. Accordingly the historical financial statements of Interactive Data will become the historical financial statements of the Registrant.

     Pursuant to the terms of the Merger Agreement, as amended by the Amendment, the following parties were elected to the Registrant's board of directors:
Robert Berkley, Stuart Clark, John Fallon, Donald Greenberg, Stephen Hill, Alan Hirschfield, Philip Hoffman, John Makinson, Carl Spielvogel and Allan Tessler.

     The Stock Option Agreement dated as of November 14, 1999, among the Registrant and Interactive Data and the Voting and Standstill Agreements, dated as of November 14, 1999, between the Registrant and the Alan J. Hirschfield Living Trust and between the Registrant and AFT/FGT Family Partners Ltd. and the Tessler Family Limited Partnership terminated pursuant to their terms upon the effectiveness of the Merger.

ITEM 7. Financial Statements

(a)  Interactive Data Corporation Management's Discussion &
     Analysis of Financial Condition & Results of Operations       A-1
(b)  Interactive Data Corporation Financial Statements as of and
     for the year ended December 31, 1999
     Report of Independent Accountants                             F-2
     Combined Balance Sheets                                       F-3
     Combined Statement of Operations and Comprehensive Income     F-4
     Combined Statement of Stockholder's Equity                    F-5
     Combined Statement of Cash Flows                              F-6
     Notes to Combined Financial Statements                        F-7

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          DATA BROADCASTING CORPORATION

                                          By:      /s/ Stuart J. Clark
                                            ------------------------------------
                                              Name:  Stuart J. Clark
                                              Title:   President and Chief
                                              Executive Officer

Date: May 12, 2000

                          INTERACTIVE DATA CORPORATION

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

The following discussion is based upon and should be read in conjunction with the combined financial statements and the notes thereto of Interactive Data included elsewhere herein. The following table sets forth certain combined financial data of Interactive Data. This data is represented to reflect the comparative periods discussed in the financial analysis.

                             RESULTS OF OPERATIONS
                            SELECTED FINANCIAL DATA
                                 ($ THOUSANDS)

                                                                 YEAR ENDING DECEMBER 31,
                                                             --------------------------------
                                                               1997        1998        1999
                                                             --------    --------    --------
Revenue
  North America............................................  $ 89,024    $ 98,338    $127,366
  UK/Europe................................................    48,330      51,218      56,983
  Asia/Pacific.............................................     3,180       4,121       4,607
                                                             --------    --------    --------
                                                              140,534     153,677     188,956
                                                             --------    --------    --------
Cost of services...........................................    44,403      47,992      55,031
SG&A.......................................................    60,945      65,661      77,743
Depreciation...............................................     5,066       5,293       6,681
Amortization...............................................    31,036      31,114      31,897
Restructuring expense......................................     4,457       3,647
                                                             --------    --------    --------
Income / (loss) from Operations............................  $ (5,373)   $    (30)   $ 17,604
                                                             ========    ========    ========
Net income(loss)...........................................  $ (6,944)   $ (3,215)   $  6,197
                                                             ========    ========    ========
EBITDA (1).................................................  $ 30,750    $ 36,160    $ 56,130
                                                             ========    ========    ========

---------------
(1) EBITDA represents earnings before interest, income taxes, depreciation and amortization expense. We believe that EBITDA is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to operating income or as an indicator of operating performance. You should not consider EBITDA in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. We understand that, while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation.

KEY BUSINESS METRICS

In reviewing the ongoing performance of the business, Interactive Data is focused on revenue growth, cash generation and controlling expenses. The key metrics that Interactive Data reviews on a regular basis are revenue growth, EBITDA, the EBITDA margin (EBITDA to revenue), and the ratio of the two key cost categories (cost of services and SG&A) to revenue. The following table outlines these metrics:

                                                YEAR ENDING DECEMBER 31,          % CHANGE
                                              -----------------------------    --------------
                                               1997       1998       1999      1998     1999
                                              -------    -------    -------    -----    -----
                                                                                 %        %
                                                                               -----    -----
Revenue ($000s).............................  140,534    153,677    188,956     +9.4%   +23.0%
EBITDA ($000s)..............................   30,750     36,160     56,130    +17.6%   +55.2%
EBITDA Margin...............................     21.9%      23.5%      29.7%    +8.2%   +25.3%
Cost of services to Revenue.................     31.6%      31.2%      29.1%    -1.3%    -6.7%
SG&A to Revenue.............................     43.4%      42.7%      41.1%    -1.6%    -3.7%

                                    Page A-1

1999 VERSUS 1998

REVENUE

Overall revenue in 1999 was $189.0 million, an increase of $35.3 million (23%) from 1998. Revenue for 1999 includes $19.6 million representing five months' revenue from the three businesses, Muller Data Corporation and the assets of Valorinform and Muniview, that were acquired by Interactive Data in 1999 ("the acquired businesses"). Excluding revenue from the acquired businesses, "core" revenue increased by $15.7 million (10.2%).

North American revenue was $127.4 million, an increase of $29.0 million (29.5%) from 1998. Of this increase $18.2 million related to the acquired businesses. Excluding the acquired businesses, revenue grew by 11%. UK/Europe revenue was $57.0 million, an increase of $5.8 million (11.3%) from 1998. Of this increase, $1.4 million related to the acquired businesses. Excluding the acquired businesses, revenues grew by 8.6%. Asia Pacific revenue was $4.6 million, an increase of $0.5 million (11.8%) from 1998.

The main drivers of revenue growth across all three regions were new sales of data products to end users and redistributors, growth from existing redistributors and, to a lesser extent, moderate price increases.

EXPENSES

Cost of services was $55.0 million in 1999, an increase of $7.0 million (14.7%) from 1998, mainly as a result of the inclusion of five months of costs from the acquired businesses. Excluding costs for the acquired businesses, the cost of services declined by 2.7%, reflecting the benefit of the restructuring carried out in 1998. In addition, the percentage of revenue expended on cost of services declined from 31.2% in 1998 to 29.1% in 1999.

SG&A costs increased by $12.1 million (18.4%), but excluding the acquired businesses, the costs increased by $3.5 million (5.3%), due mainly to the increase in commissions and royalties associated with achieving the aforementioned revenue growth. However SG&A declined as a percentage of revenue from 42.7% in 1998 to 41.1% in 1999.

EBITDA increased from $36.2 million (23.5% of revenue) in 1998 to $56.1 million (29.7% of revenue) in 1999 due to the factors mentioned above.

Depreciation expense was $6.7 million, an increase of $1.4 million from 1998. This increase was due to a higher level of capital expenditures on the integration of the acquired businesses and the upgrading of Interactive Data's production center in London. Amortization expense was $31.9 million, an increase of $0.8 million from 1998. This increase was primarily due to the additional amortization from the acquired businesses being virtually offset by the end of the amortization period of the non-compete agreement associated with certain assets acquired in 1995.

Income from operations was $17.6 million in 1999 compared with a loss of $30,000 for 1998.

Interactive Data recognized income tax expense of $11.6 million for 1999 compared to an income tax expense of $3.6 million for 1998. The effective income tax rate for the year ended December 31, 1999 was 65.3%. The primary difference between the U.S. statutory tax rate and Interactive Data's effective tax rate in 1999 resulted from amortization expense deducted for financial reporting purposes which was non-deductible for tax purposes.

As a result of the factors discussed above, Interactive Data generated net income of $6.2 million in 1999 compared to a loss of $3.2 million in 1998.

                                    Page A-2

1998 VERSUS 1997

REVENUE

Overall revenue in 1998 was $153.7 million, an increase of $13.1 million (9.4%) from 1997.

North American revenue was $98.3 million, an increase of $9.3 million (10.5%) from 1997. UK/Europe revenue was $51.2 million, an increase of $2.9 million (6%) from 1997. Asia Pacific revenue was $4.1 million, an increase of $0.9 million (29.6%) from 1998.

The main drivers of revenue growth across all three regions were new sales of data products to end users and redistributors, growth from existing redistributors and to a lesser extent, moderate price increases.

EXPENSES

Cost of services was $48.0 million in 1998, an increase of $3.6 million (8.1%) from 1997. As a percentage of revenue cost of services declined from 31.6% in 1997 to 31.2% in 1998. SG&A costs were $65.7 million in 1998, an increase of $4.7 million (7.7%) from 1997. SG&A, as a percentage of revenue, declined from 43.4% in 1997 to 42.7% in 1998.

Depreciation expense was $5.3 million in 1998, an increase of $0.2 million from 1997. This increase was due to a higher level of capital expenditure. Amortization expense was $31.1 million in 1998, an increase of $0.1 million from 1997. Amortization relates to the acquisition of Extel Financial Limited, a UK data provider, in 1993, the acquisition of the assets of the Information Express business, an Australian data provider, in 1994, and the acquisition of Interactive Data Corporation in the US in 1995.

Primarily as a result of the improvement in expense margins, the EBITDA increased from $30.8 million (21.9% of revenue) in 1997 to $36.2 million (23.5% of revenue) in 1998.

Loss from operations was $30,000 in 1998, compared with a loss of $5.4 million in 1997.

Interactive Data recognized income tax expense of $3.6 million for 1998 compared to an income tax expense of $2.0 million for 1997. The primary difference between the U.S. statutory tax rate and Interactive Data's effective rate in 1998 and 1997 resulted from amortization deducted for financial reporting purposes but which was not deductible for federal and state tax purposes.

As a result of the factors discussed above, Interactive Data generated a net loss of $3.2 million in 1998 compared to a net loss of $6.9 million in 1997.

LIQUIDITY AND CAPITAL RESOURCES

For the period covered by the financial statements included in this report, Interactive Data's treasury functions were managed centrally by its parent, Pearson plc. Pearson provides all lines of credit.

Cash provided by operating activities was $39.3 million for 1999 compared to $38.0 million for 1998 and $24.2 million in 1997. The increase from 1998 to 1999 was due to the generation of $6.2 million in net income in 1999 being partially offset by unfavorable variances among several working capital components. The increase from 1997 to 1998 was due to a lower net loss and favorable changes among several working capital components.

Interactive Data's capital expenditures increased in 1999 by $3.1 million over the $4.8 million spent in 1998, compared to the $4.9 million spent in 1997. The increase in 1999 was due to expenditure on the integration of the acquired businesses and the upgrading of Interactive Data's production center in London. Capital expenditures will increase as Interactive Data continues to integrate the acquired businesses and introduce common technology across the entire operation.

In 1999, Interactive Data acquired the businesses of Muller Data Corporation, and the assets of Valorinform and Muniview for a total consideration of $149.1 million, which was wholly funded in the form of a capital contribution by Pearson.

                                    Page A-3

Management believes that the cash generated by operating activities is sufficient to meet the short and long-term needs of the current operations of Interactive Data.

NON-US REVENUE

Approximately 33% of Interactive Data's revenues in 1999 were derived from non-US operations, compared to 36% in 1998 and 37% in 1997. The reduction in 1999 is due to the addition of the acquired businesses, where the majority of the revenue is derived from the US. Interactive Data does not hedge its foreign currency exposure.

INCOME TAXES

Interactive Data is included in Pearson Inc.'s consolidated US federal income tax return and certain state income tax returns. However, for financial reporting purposes, Interactive Data calculates federal and state income taxes as if it had filed its income tax returns on a stand-alone basis and is required to pay to Pearson, Inc. this amount. Similarly Interactive Data's foreign tax operations are responsible for their income taxes computed on a stand-alone basis.

Deferred taxes are recorded for differences between the financial statements and tax basis of assets and liabilities using tax rates in effect for the year in which the differences are expected to reverse.

INFLATION

We believe that inflation has not had a material effect on the results of Interactive Data's operations but there can be no assurances that results of operations will not be affected by inflation in the future.

FORWARD LOOKING STATEMENTS

From time to time, the Company may publish forward looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include the following:

- The presence of competitors with greater financial resources and their strategic response to Interactive Data's services which could result in Interactive Data's failure to grow its business as planned.

- Changes in technology, which could affect the competitiveness of Interactive Data's products and services.

- A decline in activity levels in the securities markets, which could lower demand for Interactive Data's products and services.

- Consolidation of financial services. This consolidation has two forms: consolidations within an industry (such as banking) and across industries (such as consolidations of insurance, banking and brokerage companies). Such consolidation could lower demand for Interactive Data's products and services.

- Retention of key employees assigned to work associated with the integration of the recently acquired businesses with Interactive Data. Loss of these employees could result in a delay in integration work designed to provide operational synergies and product enhancements.

- Prolonged outage at one of Interactive Data's data centers. While Interactive Data employs high reliability hardware at its London, Melbourne and Waltham data centers, a prolonged outage at either the London or Waltham data center could have a material impact on revenues.

                                    Page A-4

                          INTERACTIVE DATA CORPORATION

                     INDEX TO COMBINED FINANCIAL STATEMENTS

Report of Independent Accountants...........................  F-2
Combined Balance Sheets.....................................  F-3
Combined Statement of Operations and Comprehensive Income...  F-4
Combined Statement of Stockholder's Equity..................  F-5
Combined Statement of Cash Flows............................  F-6
Notes to Combined Financial Statements......................  F-7

                                    Page F-1

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Interactive Data Corporation

In our opinion, the accompanying combined balance sheets and the related combined statements of operations and comprehensive income, of stockholder's equity and of cash flows present fairly, in all material respects, the combined financial position of Interactive Data Corporation at December 31, 1999 and 1998, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Boston, MA

February 8, 2000
  except as to Note 1
  which is as of February 29, 2000

                                    Page F-2

                          INTERACTIVE DATA CORPORATION

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1999
                                                              ------------    ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 15,037        $ 12,008
  Accounts receivable, net of sales allowances of $1,587 and
     $4,807.................................................      23,577          40,914
  Receivable from affiliate.................................      19,224          19,224
  Prepaid expense and other assets..........................       3,927           1,925
  Deferred income taxes.....................................       5,554          10,744
                                                                --------        --------
     Total current assets...................................      67,319          84,815
                                                                --------        --------
Goodwill, net of accumulated amortization of $46,566 and
  $60,249...................................................     181,141         222,868
Other intangible assets, net................................      19,070         122,764
Fixed assets, net...........................................      17,927          20,862
Deferred income taxes.......................................       8,578              --
Other assets................................................       1,013           1,393
                                                                --------        --------
     Total assets...........................................    $295,048        $452,702
                                                                --------        --------
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable, trade...................................    $  9,964        $ 10,644
  Deferred revenue..........................................       6,772          15,390
  Accrued data charges......................................       4,393           6,002
  Promissory note payable to affiliate......................          --          20,000
  Income taxes payable......................................       9,614           7,189
  Other current liabilities and accrued expenses............      21,795          36,840
                                                                --------        --------
     Total current liabilities..............................      52,538          96,065
                                                                --------        --------
Promissory note payable to affiliate........................      20,000              --
Deferred tax liabilities....................................         774          15,684
                                                                --------        --------
     Total liabilities......................................      73,312         111,749
                                                                --------        --------
Commitments and contingencies (Note 10)
Stockholder's equity
  Parent's investment.......................................     244,609         358,680
  Accumulated other comprehensive income....................        (705)         (1,756)
  Accumulated deficit.......................................     (22,168)        (15,971)
                                                                --------        --------
     Total stockholder's equity.............................     221,736         340,953
                                                                --------        --------
     Total liabilities and stockholder's equity.............    $295,048        $452,702
                                                                --------        --------

    The accompanying notes are an integral part of these combined financial statements.
                                    Page F-3

                          INTERACTIVE DATA CORPORATION

           COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME
                             (DOLLARS IN THOUSANDS)

                                                                 YEAR ENDING DECEMBER 31,
                                                             --------------------------------
                                                               1997        1998        1999
                                                             --------    --------    --------
Revenue....................................................  $140,534    $153,677    $188,956
Costs and expenses:
  Cost of services.........................................    44,403      47,992      55,031
  Selling, general and administrative......................    60,945      65,661      77,743
  Amortization expense.....................................    31,036      31,114      31,897
  Depreciation expense.....................................     5,066       5,293       6,681
  Restructuring expense....................................     4,457       3,647          --
                                                             --------    --------    --------
  Total costs and expenses.................................   145,907     153,707     171,352
                                                             --------    --------    --------
Income (loss) from operations..............................    (5,373)        (30)     17,604
Interest income, net.......................................       434         599         293
Other income (expense), net................................        21        (217)        (52)
                                                             --------    --------    --------
Income (loss) before income taxes..........................    (4,918)        352      17,845
Provision for income taxes.................................     2,026       3,567      11,648
                                                             --------    --------    --------
Net income (loss)..........................................    (6,944)     (3,215)      6,197
Other comprehensive income:
  Foreign currency translation adjustment..................      (200)         19      (1,051)
                                                             --------    --------    --------
Comprehensive income (loss)................................  $ (7,144)   $ (3,196)   $  5,146
                                                             --------    --------    --------

    The accompanying notes are an integral part of these combined financial statements.
                                    Page F-4

                          INTERACTIVE DATA CORPORATION

                   COMBINED STATEMENT OF STOCKHOLDER'S EQUITY
                             (DOLLARS IN THOUSANDS)

                                                          OTHER
                                         PARENT'S     COMPREHENSIVE    ACCUMULATED    TOTAL STOCKHOLDER'S
                                        INVESTMENT       INCOME          DEFICIT            EQUITY
                                        ----------    -------------    -----------    -------------------
Balance, December 31, 1996............   $250,342        $  (524)       $(12,009)          $237,809
Distribution to Parent................    (15,970)                                          (15,970)
Other comprehensive income............                      (200)                              (200)
Net loss..............................                                    (6,944)            (6,944)
                                         --------        -------        --------           --------
Balance, December 31, 1997............    234,372           (724)        (18,953)           214,695
Investment by Parent..................     10,237                                            10,237
Other comprehensive income............                        19                                 19
Net loss..............................                                    (3,215)            (3,215)
                                         --------        -------        --------           --------
Balance, December 31, 1998............    244,609           (705)        (22,168)           221,736
Investment by Parent..................    114,071                                           114,071
Other comprehensive income............                    (1,051)                            (1,051)
Net income............................                                     6,197              6,197
                                         --------        -------        --------           --------
Balance, December 31, 1999............   $358,680        $(1,756)       $(15,971)          $340,953
                                         --------        -------        --------           --------

    The accompanying notes are an integral part of these combined financial statements.
                                    Page F-5

                          INTERACTIVE DATA CORPORATION

                        COMBINED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                 YEAR ENDING DECEMBER 31,
                                                              -------------------------------
                                                               1997       1998        1999
                                                              -------    -------    ---------
Cash flows from operating activities:
Net income (loss)...........................................  $(6,944)   $(3,215)   $   6,197
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
Depreciation and amortization...............................   36,102     36,407       38,578
(Gain) on disposal of fixed assets..........................     (641)       (15)          --
Write-down of fixed assets..................................    1,591         --           --
Deferred income taxes.......................................   (7,065)    (6,878)      (5,963)
Changes in assets and liabilities:
  Accounts receivable.......................................    1,548        725       (6,923)
  Prepaid expenses and other assets.........................    6,083        912        1,960
  Accounts payable, trade...................................    7,235      2,072          556
  Other current liabilities and accrued expenses............  (13,082)     7,902        7,166
  Deferred revenue..........................................     (675)        94       (2,261)
                                                              -------    -------    ---------
  Net cash provided by operating activities.................   24,152     38,004       39,310
Cash flows from investing activities:
  Purchases of fixed assets.................................   (4,917)    (4,812)      (7,920)
  Acquisition of business...................................       --         --     (149,078)
  Proceeds from sale of fixed assets........................      734        431           --
                                                              -------    -------    ---------
     Net cash used in investing activities..................   (4,183)    (4,381)    (156,998)
Cash flows from financing activities:
  Contribution (distribution) of capital from/to parent.....  (15,970)    10,237      114,071
  Advances to/from affiliate................................      480    (35,438)          --
                                                              -------    -------    ---------
     Net cash (used) provided by financing activities.......  (15,490)   (25,201)     114,071
Effect of exchange rate on cash.............................     (102)       (88)         588
                                                              -------    -------    ---------
Net increase (decrease) in cash and cash equivalents........    4,377      8,334       (3,029)
Cash and cash equivalents, beginning of period..............    2,326      6,703       15,037
                                                              -------    -------    ---------
Cash and cash equivalents, end of period....................  $ 6,703    $15,037    $  12,008
                                                              -------    -------    ---------
Supplemental disclosure of cash flow information:
  Cash (paid)/received for taxes............................  $  (431)   $ 1,214    $ (13,217)
  Cash (paid)/received for interest.........................  $(2,681)   $(2,594)   $   1,138

    The accompanying notes are an integral part of these combined financial statements.
                                    Page F-6

                          INTERACTIVE DATA CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1. DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

Interactive Data Corporation is a wholly owned subsidiary of Pearson Longman, Inc. Pearson Longman, Inc., through a series of other entities, is wholly owned by Pearson plc, a company organized under the laws of England and Wales. Interactive Data Corporation provides financial data, including securities, commodities, and derivatives information, to its customers in the United States, Europe and Asia. The data includes pricing, descriptive and related financial data and corporate action data. This information is used to support securities operations, fund pricing, research and portfolio management within banks, brokerage firms and investment managers.

On November 14, 1999, Pearson Longman, Inc. and Interactive Data Corporation entered into an agreement and plan of merger, which was subsequently amended on January 10, 2000, with Data Broadcasting Corporation ("DBC"), a publicly traded corporation, whereby DBC will issue 56,424 shares of its stock to Pearson Longman, Inc. in exchange for all of the stock of Interactive Data Corporation. As a result of this transaction, Pearson Longman, Inc. will own approximately 60% of the then outstanding common stock of DBC.

The merger agreement with DBC provides that, prior to consummation of the transaction between Pearson Longman, Inc. and DBC, Pearson plc will undertake a reorganization which will result in the capital stock of certain other Pearson plc subsidiaries being transferred to Interactive Data Corporation. These subsidiaries are engaged in businesses similar to Interactive Data Corporation. In connection with this reorganization, certain inter-company balances with other Pearson plc entities are required to be contributed to capital or eliminated and certain assets and liabilities are required to be conveyed to other Pearson plc subsidiaries. The capital stock of the following Pearson plc entities will be reorganized into Interactive Data Corporation.

     - Interactive Data Canada Inc., a company organized under the laws of the Province of Ontario, Canada
     - Financial Times Information (H.K.) Limited, a company organized under the laws of Hong Kong
     - Financial Times Information (Australia) Pty Limited, a company organized under the laws of Victoria, Australia
     - Financial Times Information (Singapore) Pte Ltd., a company organized under the laws of Singapore
     - FT Information (Ireland) ltd., a company organized under the laws of Ireland
     - Exshare Financial Limited, a company organized under the laws of England and Wales
     - Exshare Computing Ltd., a company organized under the laws of England and Wales
     - The Exchange Telegraph Company, a company organized under the laws of England and Wales
     - Exshare Financial (US) Ltd., a company organized under the laws of England and Wales
     - W&W Ltd., a company organized under the laws of England and Wales
     - Exshare Statistical Services Ltd., a company organized under the laws of England and Wales
     - Exshare Financial Inc., a Delaware corporation

These combined financial statements include Interactive Data Corporation and the entities listed above (collectively "Interactive Data" or the "Company"). The combined financial statements of Interactive Data have been prepared assuming the reorganization described above. Deemed capital contributions/distributions arising from the assumed reorganization are reflected in the Combined Statement of Cash Flows and the Combined Statement of Changes in Stockholder's Equity. Prior to consummation of the transaction with DBC, all cash except for $776 will be distributed to Pearson plc or Pearson Longman Inc.

                                    Page F-7

Certain prior year amounts have been reclassified to conform with the current year presentation. These reclassifications had no effect on net income.

On February 23, 2000 the shareholders of DBC approved the transaction and on February 29, 2000 the transaction was completed, and the reorganization of Interactive Data and the Pearson plc subsidiaries listed above was affected.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents

Cash and cash equivalents include cash on hand and short-term investments with an original maturity of three months or less.

Fair value of financial instruments

The carrying amount of cash, cash equivalents, trade receivables and trade payables approximates their fair value because of the short maturity of these financial instruments.

Inter-company Transactions

All significant transactions and balances between the business listed in Note 1 have been eliminated in combination.

Revenue Recognition

Revenues are recognized over contractual periods as services are performed. The Company accounts for subscription revenues received in advance by deferring such amounts until the related services are performed.

Accounts Receivable, Concentration of Credit Risk and Uncertainties

The Company is subject to credit risk through trade receivables. Credit risk with respect to trade receivables is mitigated by the diversification of the Company's operations, as well as its large client base and its geographical dispersion. No single customer accounts for more than 10% of revenues or more than 10% of accounts receivable for any period presented. Ongoing credit evaluations of customers' financial condition are performed and collateral is not required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

Income Taxes

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse. The Company's practice is to provide currently for taxes that will be payable upon remittance of foreign earnings of subsidiaries and affiliates to the extent that such earnings are not considered to be reinvested indefinitely.

Goodwill

Goodwill of $56,686 and $228,469 at December 31, 1999 was recorded in connection with business acquisitions and is being amortized on a straight-line basis over ten and twenty years, respectively. Goodwill represents the excess purchase price over the fair value of identifiable net assets at the acquisition date. The Company reviews the recoverability of goodwill based on estimated undiscounted future cash flows from operating activities.

                                    Page F-8

Other Intangible Assets

Other intangible assets include securities databases, computer software, covenants not to compete, customer lists, work forces and a trademark arising principally from acquisitions. Such intangibles are valued on the acquisition dates based on a combination of replacement cost and comparable purchase methodologies by a third party appraiser and are amortized over periods ranging from two to fifteen years. The carrying amount of these balances is evaluated periodically in relation to the operating performance and estimated undiscounted future cash flows of the underlying businesses. Adjustments are made if the sum of expected future net cash flows is less than book value.

Fixed Assets

Fixed assets are recorded at cost. Equipment is depreciated using the straight-line method over its estimated useful life of one and one-half to eight years. Leasehold improvements are amortized using the straight-line method over the terms of the respective leases or useful lives, whichever is shorter. Maintenance and repairs are charged to operations as incurred. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts.

Translation of Foreign Currencies

The functional currency of certain businesses within the combined financial statements is the local currency. Assets and liabilities of foreign companies are translated into U.S. dollars at exchange rates in effect at the balance sheet date; income and expense items and cash flows are translated at average exchange rates for the period. Cumulative net translation adjustments are included in stockholder's equity as other comprehensive income. Gains and losses resulting from foreign currency transactions, not significant in amount, are included in the results of operations as other income (expense).

Use of Estimates

The preparation of the Combined Financial Statements in conformity with accounting principles generally accepted in the United States, requires the extensive use of management's estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the combined financial statement date. Actual results could differ from those estimates.

3. ACQUISITION

On July 29, 1999, the Company acquired 100% of the outstanding capital stock of Muller Data Corporation ("Muller Data") and the assets of Muniview and Valorinform (collectively, the "Acquired Businesses"). The Acquired Businesses were under common control at the time of the acquisition, and primarily engaged in the business of the collection, analysis, marketing and distribution of financial information relating to certain securities. The price paid for the Acquired Businesses was $149.1 million and was funded via a capital contribution from Pearson Longman, Inc. In addition, the Company incurred acquisition costs of $2.5 million, including $1.1 million for the termination of certain employees. As of December 31, 1999, the accrued acquisition costs relating to this transaction were $1.7 million.

The acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price assigned to the assets acquired and liabilities assumed was based on the fair market value on the acquisition date. The excess of the consideration paid over the estimated fair value of net tangible assets acquired has been recorded as goodwill and intangibles. Goodwill is being amortized over a period of ten years and intangibles are being amortized over periods ranging from two to fifteen years. The Company's combined financial statements include the results of operations subsequent to the acquisition date.

                                    Page F-9

The purchase price allocation for the Acquired Businesses was as follows:

ASSETS
Accounts receivable, net....................................  $ 10,360
Fixed assets................................................     1,409
Other assets................................................     1,199
Goodwill....................................................    56,686
Intangibles:
  Non-compete agreement.....................................    37,500
  Customer lists............................................    68,200
  Workforce.................................................     4,600
  Municipal bond database...................................     7,500
  Trademark.................................................     5,000
                                                              --------
                                                              $192,454
LIABILITIES
Accounts payable and accrued expenses.......................     5,422
Deferred revenue............................................    10,864
Accrued acquisition costs...................................     2,500
Deferred tax liabilities....................................    24,590
                                                              --------
                                                                43,376
                                                              --------
Total Purchase Price........................................  $149,078
                                                              --------

The following unaudited pro forma financial information reflects the transaction as if it occurred on January 1, 1999:

                                                     UNAUDITED
                                             PRO FORMA RESULTS FOR THE
                                                    YEAR ENDING
                                                 DECEMBER 31, 1999
                                             -------------------------
Revenue....................................          $217,712
Net loss...................................          $ (5,402)

4. FIXED ASSETS

Fixed assets consist of the following:

                                                     DECEMBER 31,    DECEMBER 31,
                                                         1998            1999
                                                     ------------    ------------
Computer equipment.................................    $39,147         $44,903
Leasehold improvements.............................     12,965          12,932
Furniture and fixtures.............................      5,906           7,921
                                                       -------         -------
                                                        58,018          65,756
Less: accumulated depreciation.....................    (40,091)        (44,894)
                                                       -------         -------
                                                       $17,927         $20,862
                                                       -------         -------

                                    Page F-10

5. INTANGIBLE ASSETS

Intangible assets consist of the following:

                                                USEFUL        DECEMBER 31,    DECEMBER 31,
                                                 LIFE            1998            1999
                                             -------------    ------------    ------------
Non-compete agreements....................   2-3 1/2 years     $50,000         $ 87,500
Securities databases......................       3-5 years        2,656           10,156
Computer software.........................         7 years       35,775           35,271
Workforce.................................         9 years           --            4,600
Customer lists............................        14 years           --           68,200
Trademark.................................        15 years           --            5,000
                                                ----------      -------         --------
                                                                 88,431          210,727
Less: accumulated amortization................                  (69,361)         (87,963)
                                                                -------         --------
                                                                $19,070         $122,764
                                                                -------         --------

6. ACCRUED EXPENSES

Accrued expenses consists of the following:

                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1998            1999
                                                             ------------    ------------
Accrued bonus..............................................    $ 4,329         $ 6,382
Accrued payroll taxes......................................         70             825
Accrued employee related costs.............................      4,616           8,850
Accrued commissions........................................      1,040           1,663
Accrued professional services..............................      1,943           2,862
Accrued acquisition costs..................................         --           3,179
Accrued data center costs..................................      3,547           3,271
Accrued property costs.....................................        998           1,615
Accrued travel costs.......................................      1,331             803
Accrued royalties..........................................        582           2,858
Accrued sales taxes........................................      1,683           1,802
Accrued other..............................................      1,656           2,730
                                                               -------         -------
                                                               $21,795         $36,840
                                                               -------         -------

7. RESTRUCTURING

During 1997 the Company commenced a restructuring of operations in the United Kingdom. The purpose of the restructuring was to reduce costs and streamline operations. The restructuring charge recorded in 1997 consisted of $2,866 of severance costs and $1,591 of asset write-downs. The 1998 restructuring charge consisted of severance costs of $3,647. All of the costs associated with each year's restructuring were paid prior to the end of the applicable year.

8. RELATED PARTY TRANSACTIONS

Intercompany charges are incurred related to corporate management and administrative functions performed by Pearson plc on behalf of the combining companies. These charges were $2 million in each of the three years ended December 31, 1999. Although the combined financial statements include allocations of expenses incurred by any Pearson plc companies for corporate management and administrative functions pertaining to the combining companies, the combined financial statements may not be indicative of the financial results which would have been achieved if the Company were not a wholly-owned subsidiary.

                                    Page F-11

The Company has entered into a revolving demand loan with Rycade Capital Corporation ("Rycade"), a Pearson plc subsidiary, and a $20,000 promissory note with Pearson plc.

The Company promises to pay Rycade, on demand, all of the unpaid principal amount of all revolving loans. The Company generally applies excess cash against this note. Interest accrues daily on any principal outstanding under this loan at an interest rate equal to either the three-month LIBOR plus 0.75% or, if less than this rate, the maximum legal rate of interest from August 31, 1995 through the date on which such principal becomes due. To the extent that cash is applied in excess of the outstanding borrowings, the Company earns interest at an equivalent rate. At December 31, 1998 and December 31, 1999, the Company had applied cash in excess of its outstanding borrowings, and, therefore, had a note receivable from affiliate of $19,224 with an interest rate of 5.81% and 6.83%, respectively.

Related to the promissory note, the Company promises to pay Pearson plc $20,000 on demand on any day after August 31, 2000, and to pay interest at a rate of 9.20% through August 31, 2000 and, thereafter, at a rate equal to three-month LIBOR plus 3.00%. Such interest is payable semiannually in arrears beginning December 31, 1995 and quarterly beginning September 30, 2000.

The Company and its businesses engage in various activities with other Pearson plc businesses. The related transactions are recorded at fair value. To the extent that payables or receivables with affiliates arising from such transactions have not been settled by period end, they have been accounted for as deemed capital contributions, unless there is a specific agreement that they will be settled in the future.

9. RETIREMENT PLANS

Pearson, Inc. Savings and Investment Plan

The Company's U.S. employees are eligible to participate in a Pearson plc subsidiary's U.S. 401(k) Plan (the "401(k) Plan"). The 401(k) Plan allows all employees to make contributions of a specified percentage of their compensation, which is subject to a 50% employer match. The 401(k) Plan additionally allows employees to contribute amounts above the specified percentage which are not subject to any employer match. Contributions made by the Company for the 401(k) plan are determined as a percentage of covered salary and amounted to $618, $655 and $806 for the years ended December 31, 1997, 1998 and 1999, respectively.

Pearson, Inc. Pension Plan

Pearson, Inc., a Pearson plc U.S. subsidiary, sponsors a defined benefit plan (the "Plan") for Pearson's U.S. employees, including substantially all of the Company's U.S. employees. Pension costs are actuarially determined and Pearson, Inc.'s policy is to fund pension costs accrued to the extent allowable under IRS regulations.

Presented below is certain financial information relating to the Company's portion of the U.S. retirement plan:

                                                                 YEAR ENDING
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
Change in benefit obligation:
Benefit obligation at beginning of period...................  $ 2,050    $ 3,004
Service cost................................................      808      1,077
Interest cost...............................................      133        204
Amendments..................................................     (388)        --
Actuarial loss (gain).......................................      401       (176)
Benefits paid...............................................       --       (372)
                                                              -------    -------
                                                              $ 3,004    $ 3,737
                                                              -------    -------

                                    Page F-12

                                                                 YEAR ENDING
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
Change in plan assets:
Fair value of plan assets at beginning of period............  $   315    $ 1,264
Actual return on plan assets................................      104        281
Employer contribution.......................................      845         --
Benefits paid...............................................       --       (372)
                                                              -------    -------
Fair value of plan assets at end of period..................  $ 1,264    $ 1,173
                                                              -------    -------
Reconciliation of Funded Status:
Benefit obligation at end of year...........................  $ 3,004    $ 3,737
Fair value of plan assets at end of period..................    1,264      1,173
                                                              -------    -------
Funded status at end of period..............................   (1,740)    (2,564)
Unrecognized prior service cost.............................     (364)      (340)
Unrecognized net actuarial loss.............................    1,041      1,056
                                                              -------    -------
Accrued benefit cost........................................  $(1,063)   $(1,848)
                                                              -------    -------
Weighted Average Assumptions:
Discount rate...............................................     6.75%      7.25%
Expected return on plan assets..............................     9.00%      9.00%
Rate of compensation increase...............................     4.50%      4.50%

                                                              YEAR ENDING DECEMBER 31,
                                                              -------------------------
                                                              1997     1998      1999
                                                              -----    -----    -------
Components of Net Periodic Benefit Cost:
Service cost................................................  $725     $808     $1,077
Interest cost...............................................    70      133        204
Expected return on plan assets..............................   (10)     (48)       (81)
Amortization of prior service costs.........................    --      (24)       (24)
                                                              ----     ----     ------
Net periodic benefit cost...................................  $785     $869     $1,176
                                                              ----     ----     ------

Foreign Pension Plans

Pearson plc and its subsidiaries maintain certain pension plans for non-U.S. employees, including the non-U.S. employees of Interactive Data. Information relating to Interactive Data's portion of the actuarial value of plan benefits, asset values, and other pension disclosures pertaining to these other Pearson plc plans are not separately determinable. No pension expense was incurred by Interactive Data related to these plans in 1997, 1998 or 1999 due to their overfunded position.

10. COMMITMENTS AND CONTINGENCIES

The Company has obligations under non-cancelable operating leases for real estate and equipment, which include renewal options and escalation clauses. Real estate leases are for the Company's corporate headquarters, sales offices, and data center. Approximate annual future commitments under non-cancelable operating leases with lease terms in excess of one year are as follows (in thousands):

2000...............................................  $ 6,804
2001...............................................    6,739
2002...............................................    6,734
2003...............................................    6,722
2004...............................................    4,138
Thereafter.........................................   23,338
                                                     -------
Total minimum lease payments.......................  $54,475
                                                     -------

                                    Page F-13

In 1989, the Company acquired certain assets under a ten-year royalty agreement. Under the agreement, royalty payments are calculated as a percentage of earnings generated by the acquired assets. Royalty payments are contingent upon the future earnings of those assets. The Company's policy is to expense royalty obligations as incurred. Total payments under the agreement cannot exceed $7,000 over the ten years. They have aggregated $3,560 through December 31, 1999.

Various claims, generally incidental to the conduct of normal business, are pending or threatened against the Company. The Company intends to vigorously defend against these claims. While ultimate liability, if any, arising from any such claims is presently undeterminable, it is management's opinion that the ultimate resolution of these claims will not have a material adverse effect on the financial condition or results of operations of the Company.

11. INCOME TAXES

The U.S. operations of Interactive Data are included in the Pearson, Inc. consolidated U.S. federal income tax return and certain state income tax returns. However, the Company calculates federal and state income taxes as if it files its income tax returns on a stand-alone basis and remits such amounts to Pearson, Inc. Similarly, the Company's foreign operations are responsible for their income taxes computed on a stand-alone basis.

The components of (loss) income before income taxes are as follows:

                                                          YEAR ENDING DECEMBER 31,
                                                        -----------------------------
                                                         1997       1998       1999
                                                        -------    -------    -------
Domestic..............................................  $(5,113)   $(3,517)   $ 7,836
Foreign...............................................      195      3,869     10,009
                                                        -------    -------    -------
Total.................................................  $(4,918)   $   352    $17,845
                                                        -------    -------    -------

The provision for income taxes consists of the following:

                                                          YEAR ENDING DECEMBER 31,
                                                        -----------------------------
                                                         1997       1998       1999
                                                        -------    -------    -------
Current:
  Federal.............................................  $ 4,018    $ 7,327    $10,652
  State...............................................      580      1,407      2,074
  Foreign.............................................    4,794      3,148      5,076
                                                        -------    -------    -------
                                                          9,392     11,882     17,802
                                                        -------    -------    -------
Deferred:
  Federal.............................................   (3,571)    (7,327)    (5,146)
  State...............................................     (531)    (1,089)      (629)
  Foreign.............................................   (3,264)       101       (379)
                                                        -------    -------    -------
                                                         (7,366)    (8,315)    (6,154)
                                                        -------    -------    -------
Total Provision.......................................  $ 2,026    $ 3,567    $11,648
                                                        -------    -------    -------

Deferred taxes are recorded for differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

                                    Page F-14

The components of the Company's deferred income taxes recognized in the Combined Financial Statements are as follows:

                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1998            1999
                                                             ------------    ------------
Deferred tax assets:
  Accrued expenses.........................................    $ 2,804         $ 3,813
  Covenant not to compete..................................     14,676          17,015
  Other....................................................      3,072           7,266
                                                               -------         -------
     Gross deferred tax assets.............................     20,552          28,094
Deferred tax liabilities:
  Customer lists...........................................         --          26,600
  Other intangible assets..................................      7,183           5,769
  Depreciation.............................................         11             665
                                                               -------         -------
     Gross deferred tax liabilities........................      7,194          33,034
                                                               -------         -------
Net deferred tax assets (liabilities)......................    $13,358         $(4,940)
                                                               -------         -------

It is expected that the Company's deferred tax assets will be realized from future taxable income.

Income taxes computed using the federal statutory income tax rate differ from the Company's effective tax rate primarily due to the following:

                                                              YEAR ENDING DECEMBER 31,
                                                              ------------------------
                                                              1997      1998      1999
                                                              -----    -------    ----
Statutory U.S. federal tax rate.............................  (35.0%)     35.0%   35.0%
State taxes, net of federal tax benefit.....................    1.0      260.6     9.1
Foreign income taxed at different statutory rates...........   11.0      324.0     9.2
Nondeductible goodwill......................................   47.6      668.2    16.0
Other, net..................................................   16.6     (274.5)   (4.0)
                                                              -----    -------    ----
Effective tax rate..........................................   41.2%   1,013.3%   65.3%
                                                              -----    -------    ----

12. SEGMENT REPORTING

Interactive Data operates in one industry segment; providing financial data, including securities, commodities, and derivatives information to customers. The data includes pricing, descriptive and related financial data and corporate action data. This information is used to support securities operations, fund pricing, research and portfolio management within banks, brokerage firms and investment managers.

Business segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Interactive Data's chief operating decision-maker and decision making group is primarily comprised of the President and Chief Financial Officer of the Company along with executives from Pearson plc.

The Company's business units have been aggregated into three reportable segments: North America, UK/Europe and Asia/Pacific. Each of these segments have separate management teams and infrastructures. The lead executive for each business segment manages the profitability and cash flow of each respective segment. Interactive Data has a diversified customer base with no individual customer accounting for greater than 10% of the Company's sales in any period presented.

The accounting policies of the reportable segments are the same as those described in Note 2 except the disaggregated financial results for Interactive Data's business segments have been prepared using a management approach, which is consistent with the basis and manner in which management internally disaggregates financial information for the purposes of assisting in making internal operating decisions. The

                                    Page F-15

Company evaluates the performance of its business segments based on sales, operating income and total assets.

Summarized financial information concerning the Company's reportable business segments is shown in the following table.

                                                         YEAR ENDING DECEMBER 31,
                                                     --------------------------------
                                                       1997        1998        1999
                                                     --------    --------    --------
Revenues:
  North America....................................  $ 89,024    $ 98,338    $127,366
  UK/Europe........................................    48,330      51,218      56,983
  Asia/Pacific.....................................     3,180       4,121       4,607
                                                     --------    --------    --------
                                                     $140,534    $153,677    $188,956
                                                     --------    --------    --------
Income (loss) from operations:
  North America....................................  $    387    $  1,500    $ 12,025
  UK/Europe........................................    (5,160)     (1,640)      4,712
  Asia/Pacific.....................................      (600)        110         867
                                                     --------    --------    --------
                                                     $ (5,373)   $    (30)   $ 17,604
                                                     --------    --------    --------
Total assets:
  North America....................................              $190,407    $329,966
  UK/Europe........................................                99,355     117,090
  Asia/Pacific.....................................                 5,286       5,646
                                                                 --------    --------
                                                                 $295,048    $452,702
                                                                 --------    --------

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